Ex-99.23.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Other Opinions” in Part C of Form N1-A and to the incorporation by reference of the Prospectus and Statement of Additional Information that reference our firm under the captions “Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and incorporate, by reference, our report dated February 7, 2007, on the financial statements and financial highlights of the Gateway Fund of The Gateway Trust included in the Annual Report to Shareholders for the fiscal year ended December 31, 2006, in Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A, No. 002-59895).

/s/ Ernst & Young LLP

Cincinnati, Ohio
February 8, 2008